Food Lion, Inc.


            Key Executive Annual Incentive Bonus Plan



                           March 1996


I.   Purpose

     The purpose of the Key Executive Annual Incentive Bonus Plan is to provide a means to reward Food Lion's Chief Executive Officer and other key executive officers as designated by the Senior Management Compensation Committee of the Board of Directors for the success of Food Lion, Inc. The Plan design
creates the opportunity for   cash awards based on annual profits
in excess of a threshold level of return on average shareholders' equity. It is expected that the opportunity for additional compensation provided by the Plan will serve to motivate and retain the CEO and other designated Participants and provide appropriate rewards for continued and growing profitability.

II.  Definitions

     The following terms shall have the meanings set forth below when used in connection with the Plan and its related documents:

     A.   "Plan" shall mean this Key Executive Annual Incentive
Bonus Plan.

     B. "Code" shall mean the Internal Revenue Code of 1986, as amended.

     C. "Company" shall mean Food Lion, Inc., and any subsidiary thereof.

     D.   "Committee" shall mean the Senior Management
Compensation Committee.                 Members of this Committee
shall be appointed from time to time by the Board of Directors from its own membership.

     E.   "Participant" shall mean the Chief Executive Officer of
Food Lion, Inc. or any             other executive officer of the
Company who is selected by the Committee pursuant           to
Article III hereof.

     F. "Plan Year" shall mean the fiscal year in which the Plan is in effect.

     G. "Profits" shall be determined on the basis of the Company's fiscal year by the Company's independent public accountants in accordance with generally accepted accounting principles, consistently applied, measured after Profit-Sharing Plan accruals or contributions and before any accrual, charge or deduction of the following items:

          1.   federal and state income taxes;

          2. the amount of the Plan Year Bonus Funding as determined under Article V hereunder;

          3.   any LIFO adjustments to the inventory of the Company;

          4.   Non-recurring, non-cash charges; and

          5. Non-cash charges or deductions that result from purchase accounting for acquisitions that occur after the effective date of the Plan.

     H. "Average Equity" shall mean the sum of the shareholders' equity at the beginning of the Company's fiscal year plus the shareholders' equity at the end of the fiscal year before any effect of the Plan Year
           Bonus Funding under this Plan (both determined by the Company's independent public accountants in accordance with generally accepted accounting principles, consistently applied) divided by two.

     I. "Return on Average Equity" shall be measured as Profits divided by Average Equity.

     J. "Beneficiary/Estate" shall mean the Participant's named beneficiary of any Plan awards, on file with the Company, or where no beneficiary has been named, the Participant's estate.

     K. "Normal Retirement" shall mean the normal retirement date specified within the Company's qualified retirement plan(s).

     L. "Permanent Disability" shall be defined in the Company's long-term disability plan or as defined by the Committee.

III. Eligibility and Notification of Participation

     The Participants shall be selected by the Committee from among the class consisting of the Chief Executive Officer of the
Company and other executive officers of the Company.   The
selection process shall occur annually, no later than 90 days
after the beginning of the    Plan Year, and those employees
selected shall be notified of their participation in the upcoming Plan Year through a written communication from the Committee.

IV.  Bonus Potential

     The Bonus Potential for each Participant in the plan shall be set by the Committee no later than 90 days after the beginning of the Plan Year. The Bonus Potential shall be set as a fixed percentage (the "Participant's Percentage of Net Profit") of Profit in excess of a fixed percentage Return On Average Equity (ROAE) threshold. The aggregate of all of the Participants' Percentages of Net Profit shall not exceed 100 %.


V.   Individual Award Determination

     Each Participant's bonus award shall be calculated as specified in Article IV based upon the Company's financial performance for the fiscal year. Under no circumstances may any Participant's actual bonus award exceed the dollar amounts generated by the formula and procedure specified in Article
IV. The actual awards may, however, be adjusted downward from the amounts generated by the formula, subject to the discretion of the Committee and taking into account the Participant's
individual performance objectives for   the fiscal year, as
confirmed in writing within 90 days of the start of the fiscal
year, and      such other factors as the Committee may deem
relevant for consideration; provided,   however, that a reduction
in the amount of one Participant's bonus shall not result in an increase in the amount payable to another Participant.

VI.  Individual Maximum Bonus Award

     The maximum annual bonus award that may be paid to any single Participant in the Plan shall be $750,000.

VII. Payment of Awards

     Awards shall be paid in cash annually on or before March 15 following the Plan Year in which any performance goal established under the Plan is exceeded on an Award Payment Date selected by the Committee, unless the Participant elects to defer all or a percentage of the award through the deferral option of Article VIII. Awards shall only be paid upon the determination and written certification by the Committee that the performance goal of achieving a minimum ROAE, as established by the Committee in accordance with Paragraph IV herein was satisfied.

VIII.     Deferral Option

     Instead of receiving their awards on the Award Payment Date, Participants may elect to defer all or a percentage of their awards from any Plan Year until retirement or for some other specified purpose. This election to defer must be made through a
written   communication to the Committee prior to the Plan year
with respect to which the award would be paid (i.e., prior to commencement of the period of service with respect to which the award would be paid). The election shall be effective for all subsequent Plan Years unless, prior to the beginning of any
Plan Year, the Participant revokes or changes the      deferral
election.  Any revocation or change shall be effective only for
Plan Years     subsequent to the fiscal year in which such
revocation or change is filed with the  Committee.

     All amounts deferred under the Plan, plus accrued interest,
shall be unsecured, general   obligations of the Company.  Title
to and beneficial ownership of any assets, whether cash     or
investments, which the Company may set aside or earmark to meet
its deferred   obligation under the Plan, shall at all times
remain the property of the Company; and no   Participant or
beneficiary shall under any circumstance acquire any property
interest in any     specific assets or the Company.

     A.   Deferral Limitation

          The deferral option is subject to the following limitation: If an election is made to defer, the minimum deferral for any Plan Year shall be $1,000.

          The Participant's election must state which of the following procedures shall apply in the event that his/her elected deferral percentage results in less than $1,000 deferral:

          1. No deferral shall be made for the Plan Year and payment of the entire award shall occur on the Award Payment Date;

          2. The deferral percentage of the award shall automatically be increased to defer the minimum $1,000. If the total award is less than $1,000, no deferral will be made and payment will occur on the Award Payment
Date.

     B.   Payment of Deferred Awards

          Deferred awards shall be credited to the deferral account on the Award Payment Date. Interest shall accrue on deferred awards at the 10-year government bond rate adjusted annually as of each anniversary of the Award Payment Date on which the award is credited to a deferral account. The deferred principal, plus the interest on the principal, shall be payable to the Participant, or, in the event of the Participant's death, to his/her beneficiary/estate, in one single lump sum payment from among the following payment methods or contingency payment methods elected by the Participant:

          1.   Contingency Payment Methods

               Deferred principal and accrued interest may also be payable to the Participant, or, in the event of his/her death, to his/her beneficiary/estate, under any of the following conditions:

               a. Participant's Financial Hardship -- Payment to occur when requested by the Participant at some future date in one lump sum as the result of financial hardship due to unforeseeable emergencies as determined by the Committee. The Committee shall use the following guideline in determining financial hardship:
Circumstances of sufficient severity that a Participant or his/her family are clearly endangered by present or impending want or privation.

               b. Participant's Permanent Disability -- Payment to occur in one lump sum one month following the Participant's permanent disability.

               c.   Participant's Death-- Payment to the
Participant's beneficiary/estate to occur in one lump sum one month following the Participant's death.

               d.   Participant's Termination of Employment With
The Company For Any Reason -- Payment to occur in one lump sum one month following
Participant's termination.

IX.  Vesting

          A Participant shall be 100 percent vested in any bonus awards payablefor a particular Plan Year if he or she is employed for the entire Plan year.  A
Participant's voluntary or involuntary termination of employment during the Plan year for any reson other than permanent disability, normal retirement or death
shall, at the option of the Committee, be cause for cancellation of all rights to the receipt of his/her bonus award for that particular Plan Year.  Should termination of
employment during the Plan Year occur as the result of permanent disability, normal retirement, or death, the
Participant, or his/her beneficiary/estate, shall be
eligible for a prorated bonus award, based upon the percentage of
that period              worked compared to twelve (12) months.

          Any Participant voluntarily or involuntarily terminating his/her employment for any reason after the Plan Year but prior to the Award Payment Date, shall be eligible to receive an award as though the Participant were still an employee of the Company except for (1), (2), and (3) below. In the event of a Participant's death following the Plan Year but prior to the Award Payment Date, his/her beneficiary/estate shall be eligible to receive his/her award.

          No award shall be payable to any Participant under the following circumstances if they should occur prior to the award payment date for the Plan Year:

          1.   Participant admits to theft from the Company;

          2. Participant is convicted of a theft from the Company;

          3.   Participant is discharged for cause.


X.   Designation of Beneficiary

     A Participant shall have the right to designate the person or persons who shall have the right to receive, in the event of the Participant's death, any award payments which may be payable by the Company. Such designation shall be in a form
acceptable to the Company     and shall be valid upon receipt by
the Company.  Any beneficiary designation made under   such
document shall be revocable at any time unless expressly made
irrevocable.  In the     event that, at the Participant's death,
there is no beneficiary designated for purposes of     receiving
any bonus payments from the Plan, such payments shall be paid to the Participant's estate.

XI.  Administration

     The Plan has been established and is administered by the
Committee subject to such     limitations as are necessary to
ensure compliance with the requirements of section 162(m)   and
the regulations thereunder relating to "qualified performance-
based compensation."     The Committee shall have full power and
authority in its sole discretion to construe and interpret the Plan, and to determine which key executives of the Company shall participate, what their Bonus Potential Percentages shall be
(subject to the     maximum of     Article VI), and what their
final awards will be. All determinations and decisions of the Committee shall be unanimous and shall be final and binding on
all persons, except that no   member of the Committee may at any
time participate in any decision affecting his/her     unique
interests.

     Subject to ratification by the Board of Directors, the
Committee shall have full authority     to amend, alter, modify,
and terminate the Plan provided such action is for subsequent years and becomes effective the first day of the following Plan year.

XII. General Provisions

     A. The Plan does not create in any employee or group of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate or otherwise modify an employee's employment at any time.

     B. Nothing contained in this document shall be construed to create a trust or escrow account of any kind or create any fiduciary relationship. Moneys set aside or invested under the Plan shall continue for all purposes to be a part of the general assets of the Company, and no entity or person other than the Company shall, by virtue of the provisions of this Plan, have any interest in such moneys. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     C. To the extent permitted by law, the right of any Participant or his/her beneficiary/estate to any payment under this Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant or beneficiary/estate; and any such payment shall not be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

     D. The Plan is intended not to be an employee benefit plan subject to the provisions of the Employment Retirement
Income Security Act of 1974, as amended.